Exhibit 99.1

Letter from the Chairman & CEO

1 August 2014

1 August 2014

To Our Stockholders,

Our second fiscal quarter has progressed well and I am pleased to provide this update of our operations, clinical trial preparations, industry developments, and financing efforts.

First, I’d like to thank and acknowledge Jim Schiro, who joined REVA’s board in 2010. With his extensive record of leadership and his broad financial background, he provided a unique aspect to our strategies and plans. As we announced last week, Jim resigned from the Board to undergo treatment after being diagnosed with multiple myeloma. We are most thankful for his years with us and the wise counsel he provided. We wish Jim and his family the best.

Development Update and Clinical Program

Remainder of 2014 — Finalize, test, prepare for, and initiate clinical trial of Fantom

During 2013 we began work on our next generation bioresorbable polymers as part of our long-term plan for pipeline products. As this work progressed and as sales of bioresorbable scaffolds grew in many international markets, it became evident that our unique polymers would allow us to produce coronary scaffolds that we believed would be better than those currently sold, and those that would be potentially developed, and to address features physicians need. As you know, we made the decision in March to devote our full efforts to the development and testing of FantomTM and to discontinue CE Marking efforts of our ReZolve2 scaffold.

We have advanced the Fantom polymer to produce a device that balances strength with low strut thickness, while still offering full x-ray visibility.

Our preliminary tests demonstrate that Fantom is superior to competitive bioresorbable scaffolds in radiopacity, handling and storage, expansion range, and profile, while maintaining features to allow standard clinical use. The pictures below demonstrate Fantom’s ability to accommodate expansion to an extreme diameter without fracturing:

3.0 mm normal expansion	Expanded to 4.0 mm	Expanded to 4.5 mm	Expanded to 4.87 mm, without breaking

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com

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ARBN 146 505 777 • REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability

Although polymer scaffolds are not yet as compact as metal stents, their dimensions are getting closer. Polymer scaffolds, however, have the added benefit of completely dissolving and thereby allowing restoration of the artery’s natural geometry and its ability to contract and expand. They may also help to preserve artery patency without a long-term reduction in lumen diameter.

Our clinical trial strategy is to perform a CE Mark study in countries that provide exposure to important geographic markets and key opinion leaders, which we believe will help to drive adoption once we are approved to sell commercially.

We are on schedule to initiate clinical implants with Fantom this year.

We plan to enroll up to 125 patients in order to obtain the data needed to apply for CE Marking, which, if approved, would allow us to commercially sell in Europe and other countries around the world that recognize the CE Mark. Patient evaluations will occur at one and six months, with the primary data coming from images of our implanted scaffolds in the artery at six months. We expect to perform the clinical trial in Brazil and Europe at approximately 30 sites. We are working to qualify the sites and complete the contracting procedures with each hospital. We have provided initial documents for study approvals, which are undertaken by each of the regulatory authorities in the target countries and the respective hospital ethics boards, and are moving through the process with good results.

Since our primary evaluation point will be six-month images from the clinical study, and allowing a standard amount of time for enrollment of up to six months, we expect to have the required clinical data from the study by the end of 2015. This timing will allow us to apply for CE Marking in the spring of 2016. Between now and then, we will provide interim results of the study at the two major industry conferences for interventional cardiology:  EuroPCR in France each spring and TCT in the US each fall.

Also between now and CE Mark application, we will scale our manufacturing at our facilities in San Diego to build scaffolds at competitive margins, as well as build our sales and marketing infrastructure for commercial sales.

Bioresorbable Scaffolds Gaining Market Share

Two commercial scaffolds — proof of product and market to solidify in 2015/2016

The coronary stent market is substantial, with estimated 2013 worldwide revenues of $4.4 billion, and we believe that sales of bioresorbable scaffolds will continue to grow and take a greater share of this market. The market leaders for metal stent sales are Abbott, Boston Scientific, and Medtronic. Of these three, only Abbott offers a bioresorbable scaffold and only one other company has received approval to sell polymer scaffolds.

Reported 2013 sales of the first-generation bioresorbable scaffolds were approximately $84 million. Between these commercial sales and the clinical studies of bioresorbable scaffolds, approximately 50,000 devices have been implanted in humans. The results from the implants demonstrate device safety and positive clinical outcomes. Recently, there has been a concern regarding a small increase in stent thrombosis. Reports attribute the thrombus formation to scaffolds with thick struts and/or scaffolds that weren’t fully opened against the artery wall. We believe our Fantom scaffold is a ready solution to the problem as it is designed with struts approximately 20 percent thinner than current scaffolds and its radiopacity and mechanical properties allow for a wide range of post dilation and artery wall positioning.

Financing a Breakthrough Product

Balancing the cash needs of development with the equity positions of Stockholders

Since we last provided an update, we have been very focused on obtaining the best financing option for REVA and our stockholders. We are working to finalize and close a financing by the end of October.

As of our June 30th quarter end, our cash and investments totaled $9.7 million. This balance provides us the funds to carry out our plans and operations into the first quarter of next year. Following our change to Fantom in March, we saw the expected reduction in cash outflow ($4.1 million during the second quarter vs. $6.2 million in the first quarter) and expect to continue to benefit from the decreases for the remainder of 2014.

As we progress with the financing, we will keep you informed. It is likely that we will require stockholder approval since we have targeted a financing of up to $25 million, which we believe will be sufficient to fund our capital and operating needs through our CE Mark application timeframe.

We are very mindful of cash balances, our time to market, and our time to cashflow breakeven and we are striving to achieve the best for all stakeholders.

Quarterly Investor Call

While we are active with presentations at both industry and financial conferences, we realize that the quarterly calls we hold following our financial filings, as well as the individual meetings we have periodically, are one of the best means to communicate with our stockholders. We have scheduled a quarterly call on Wednesday, 13 August 2014 (Australia time), and I invite each of you to attend. Along with COO Bob Schultz and our CFO Katrina Thompson, I will provide details on our operations, an update on our financing, and answer any questions you might have. And, aside from the call, please know that we are always available to take your call and answer questions.

In Summary

The Company is progressing well with the development and testing of Fantom, is on schedule to begin clinical studies this year, and is working to complete a financing in the near term. We have a talented technical team, one of the most promising products in the works, and are looking at a robust commercial market. While we have challenges on many fronts, they fall into the category of “good” challenges that advance our product and Company toward commercialization. We appreciate your support of REVA and recognize that it’s been a long road. We hope to prove to you that patience is rewarded.

Kindest regards,

Robert Stockman

Chairman & Chief Executive Officer